Exhibit 23.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
--------------------------------
www.sealebeers.com

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
           --------------------------------------------------------

We consent to the use, in the statement on Form 10K of Nevada Processing Solutions, of our report dated November 6, 2009 on our audit of the financial statements of Nevada Processing Solutions as of September 30, 2009 and 2008, and the related statements of operations, stockholders' equity and cash flows for the years ended September 30, 2009 and 2008 and since inception on May 30, 2009 through September 30, 2009, and the reference to us under the caption "Experts."

/s/ Seale and Beers, CPAs
-------------------------
    Seale and Beers, CPAs
    Las Vegas, Nevada
    November 12, 2009

               50 South Jones Blvd., Suite 202 Las Vegas, NV 89107
                        888-727-8251 Fax: 888-782-2351